Exhibit 2.1

APRICUS BIOSCIENCES, INC.
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (“Agreement”), dated as of September ___, 2018, is made by and among Apricus Biosciences, Inc., a Nevada corporation (“Apricus”), and each of the undersigned holders (each a “Stockholder”) of shares of common stock, par value $0.001 per share of Apricus (the “Common Stock”) or securities convertible or exercisable for shares of Common Stock (collectively, the “Shares”).
WHEREAS, Apricus, Arch Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Apricus (“Merger Sub”), and Seelos Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger and Reorganization, dated July 30, 2018 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);
WHEREAS, this Agreement is being entered into by the Stockholder pursuant to the Securities Purchase Agreement, dated as of September 20, 2018, between the Company and the Stockholders (the “Securities Purchase Agreement”);
WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto, including Shares purchased under the Securities Purchase Agreement;
WHEREAS, the Board of Directors of Apricus has approved this Agreement, including for all purposes under NRS 78.411 through 78.444, inclusive; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, Apricus entering into the Securities Purchase Agreement and proceeding with the transactions contemplated thereby, Stockholder and Apricus agree as follows:
1.Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Apricus or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Apricus, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, Stockholder shall:

(a)appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum; and

(b)from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote (or have the power or authority to cause to be so voted): (i) in favor of adoption and approval of the Merger Agreement and all of the transactions contemplated thereby, including the Merger, the Apricus Reverse Stock Split, and the other Contemplated Transactions, and any amendment and/or restatement of the Organizational Documents of Apricus that are required or advisable (as determined by the Board of Directors of Apricus) to give effect to any of such transactions; (ii) against any action or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Apricus or any of its Subsidiaries or affiliates under

Exhibit 2.1

the Merger Agreement or that would reasonably be expected to result in any of the conditions to Apricus’ or any of its Subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 9 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3.Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Apricus that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (b) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (c) transfers to another holder of the capital stock of Apricus that has signed a voting agreement in substantially the form hereof, and (d) transfers, sales or other dispositions as Apricus may otherwise agree in writing in its sole discretion.

5.Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Apricus as follows:

(a)Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b)this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of Apricus, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by

Exhibit 2.1

general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)Stockholder owns, beneficially or of record, the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e)to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6.Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint Apricus with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, if Stockholder fails for any reason to perform his, her or its obligations under this Agreement, to vote such Stockholder’s Shares (and New Shares, if any) solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares and New Shares, if any. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

7.No Legal Actions. Stockholder will not in its capacity as a stockholder of Apricus bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this agreement by Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of Apricus, constitutes a breach of any fiduciary duty of the Board of Directors of Apricus or any member thereof.

Exhibit 2.1

8.Other Remedies; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each party to this Agreement agree that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Apricus and not in such Stockholder’s capacity as a director, officer or employee of Apricus or any of its Subsidiaries. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Apricus in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Apricus or prevent or be construed to create any obligation on the part of any director and/or officer of Apricus or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

10.No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Apricus any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Apricus does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Apricus or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

11.Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from any liability, or otherwise limit the liability of either party from any liability for any intentional breach of any obligation or other provision contained in this Agreement.

12.Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Apricus may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

13.Disclosure. Stockholder hereby agrees that Apricus may publish and disclose in any registration statement, any resale registration statement relating thereto (including all documents and schedules filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Apricus as required by law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Stockholder’s counsel.

Exhibit 2.1

14.Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by email to Apricus, as the case may be, in accordance with Section 10.8 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

15.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

16.Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect.

17.No Waivers. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

18.Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided, however, notwithstanding the foregoing and for the avoidance of doubt, the laws of the State of Nevada (without giving effect to choice of laws thereof) shall govern the internal affairs of Apricus, the fiduciary duties of the board of directors of Apricus and the officers of Apricus and any provisions of this Agreement that are expressly or otherwise required to be governed by the Nevada Revised Statutes. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 18; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 14 of this Agreement; and (f) irrevocably waives the right to trial by jury.

Exhibit 2.1

19.Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof; provided, however, that the Confidential Disclosure Agreement, by and among Apricus, the Company and ____________________________, a Delaware limited liability company, shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties hereto by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

20.Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

21.Not a Voting Trust. This Agreement is not a voting trust governed by Section 218 of the General Corporation Law of the State of Delaware or NRS 78.365 and should not be interpreted as such.

22.Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to Stockholder, or (b) have been agreed to in writing by Stockholder.

23.Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)The use of the word “or” shall not be exclusive.

(e)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Exhibit 2.1

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Exhibit 2.1

EXECUTED as of the date first above written.

Signature:
Name:

Exhibit 2.1

EXECUTED as of the date first above written.

Apricus Biosciences, Inc.

By:
Name:	Richard W. Pascoe
Title:	Chief Executive Officer

Exhibit 2.1

SCHEDULE 1

Name and Address of Stockholder

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